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                                                     (TELEX COMMUNICATIONS INC.)

                                                                   Exhibit 10(g)

                              EMPLOYMENT AGREEMENT

            This Employment Agreement ("Agreement") is made and entered into this 26 day of August, 1998 by and between Ned C. Jackson ("Executive") and TELEX COMMUNICATIONS GROUP, INC., a Delaware corporation ("Group"). For purposes of this Agreement, and TELEX COMMUNICATIONS, INC., a Delaware corporation shall be referred to herein as the "Company" and, Group and the Company together shall be referred to as the "Employer".

1. Employment.

            Subject to the Group's Board of Directors (the "Board") approval of this Agreement, for the period set forth in paragraph 2 below (the "Period of Employment"), and upon the other terms and conditions set forth in this
Agreement: (i) Group hereby employs Executive, and Executive hereby accepts employment with Group, as Group's Chief Executive Officer; (ii) the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as the Company's Chief Executive Officer; and (iii) Executive shall be elected to Group's Board of Directors and Group shall cause Executive to be elected to the Company's Board of Directors.

            Executive hereby represents, warrants and covenants that (i) his performance of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to which he is a party or by which, he may be bound, (ii) he has not and will not enter into any agreement that conflicts with the terms and conditions of this Agreement, (iii) he is not restricted from being employed by the Company or entering into this Agreement,
(iv) he has not brought and will not bring to the Company or use in the performance of his responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless Executive has obtained written consent from the former employer for his possession and use, and (v) he is not subject to any order, judgment or decree of any kind which would prevent him from entering into this Agreement or performing fully the Executive's obligations hereunder.

2. Period of Employment.

            The Period of Employment shall commence on the earlier of the date that is 30 days after the date the Board approves this Agreement or the date that Group's current
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Chief Executive Officer terminates employment with the Group (the "Commencement
Date") and, subject only to the provisions of Paragraphs 9, 10 and 11 below, shall continue until year-end 1999, after which time it will be renewed annually, unless terminated by the Group or the Executive by written notice of the decision not to renew for any such additional annual period.

3. The Position.

            During the Period of Employment Executive shall serve as the principal executive officer of both the Company and Group, reporting directly to and only to the Board of the Company and Group, respectively, and shall have the duties and responsibilities appropriate to such offices.

4. Duties.

            Throughout the Period of Employment, Executive agrees to devote Executive's full time and undivided attention during normal business hours to the business and affairs of Employer and, in particular, to performance of all the duties and responsibilities as Chief Executive Officer Group, except for reasonable vacations and except for illness; but nothing in this Agreement shall preclude Executive from devoting reasonable periods required for:

            a. serving as a director, trustee, or member of a committee of any organization involving no conflict of interest with the interests of Employer or in direct competition with Employer;

            b. engaging in charitable and community activities; and

            c. managing Executive's personal investments;

provided that such activities do not, individually or together, interfere with the regular performance of Executive's duties and responsibilities under this Agreement and do not in any way conflict with Employer's interests.

5. Compensation.

            For all services to be rendered by Executive pursuant to this Agreement during the Period of Employment to the Company or Group:

            a. Base Salary. Executive shall be paid as compensation a base annual salary of $300,000 payable at the same intervals at which the Company's executives are paid, but in no event less frequently than monthly, plus any increase in base salary as determined by the Board of Directors of the Company;

            b. Annual Bonus. Executive will receive an annual bonus of $300,000 for each of calendar years 1998 and 1999 (pro rated in the case of any partial period within the Period of Employment). For each calendar year in the Period of Employment (pro rated in


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the case of partial years in the Period of Employment), Executive shall be paid an annual bonus of $300,000 (the "Target Bonus") if the Group's Consolidated EBITDA (as defined below) equals or exceeds the target for such calendar year set forth on Annex A hereto. If the Group's Consolidated EBITDA for a year is 80% of the target Consolidated EBITDA for such year, Executive shall be paid an annual bonus equal to 25% of the Target Bonus. The annual bonus shall be pro rated for Consolidated EBITDA results between 80% and 100% of the applicable target. No annual bonus will be payable for a year in which the Consolidated EBITDA is less than 80% of the applicable target.

            c. Performance Bonus.

            i. If the Group's Consolidated EBITDA for a calendar year ending within the Period of Employment equals or exceeds $65,000,000, Executive will receive a special one-time bonus of $1,000,000. The bonus provided for in this clause (ii) will not again be payable if the Group's Consolidated EBITDA equals or exceeds $65,000,000 for any subsequent calendar year.

            ii. If the Group's Consolidated EBITDA for a calendar year ending within the Period of Employment equals or exceeds the Target (as defined below) for such year, Executive will receive a special bonus of $500,000, and, for each whole $5,000,000 of additional Consolidated EBITDA above such Target, Executive will receive an additional $500,000. For these purposes, the "Target" shall initially mean $70,000,000. If any bonus is payable with respect to any calendar year pursuant to this clause (ii), the Target with respect to any subsequent year shall be increased by $5,000,000 whole increments for each $500,000 paid to Executive.*

            iii. For purposes of this Section 5, "Consolidated EBITDA" shall have the meaning given in the Credit Agreement, dated as of May 6, 1997, among GST Acquisition Corp., a Delaware corporation and a predecessor of Group, Morgan Stanley Senior Funding, Inc., as documentation agent, The Chase Manhattan Bank, a New York banking corporation, as administrative agent, and the other parties thereto, as amended on as of January 30, 1998, and as may be further amended from time to time except that "special bonuses" shall not include bonuses payable under Section 5(c).

            iv. In the event that Group or any of its subsidiaries consummates a significant acquisition, disposition or other corporate transaction or series of transactions that, in the judgement of the Board, would reasonably be expected to impact the consolidated earnings of Group and its subsidiaries, the Consolidated EBITDA figures set forth in clauses (i) and (ii) may be

----------
* By way of illustration, if the Company's Consolidated EBITDA for a Fiscal Year is $82,000,000, and the Target for such Fiscal Year is $70,000,000, Executive would receive a bonus pursuant to clause (ii) of $1,000,000, and the Target for the subsequent Fiscal Year would be increased to $80,000,000.


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      appropriately adjusted by the Board to reflect such transaction or series of transactions.

            d. The bonus provided for in this paragraph (b) or (c) with respect to a calendar year shall be payable, if at all, reasonably promptly following the receipt by the Board of the audited financial statements of Group for such calendar year; provided that if the Group's audited financial statements are not prepared on a calendar year basis, any such bonus shall be payable reasonable promptly following the receipt by the Board of the unaudited financial statements, certified by the Group's chief financial officer, for the portion of the Group's fiscal year within such calendar year that is not included in the Group's audited financial statements.

            e. Any increase in base salary or in annual incentive awards or other compensation shall in no way diminish any other obligations of Employer under this Agreement.

6. Provisions for Perquisites.

            During the Period of Employment, Executive shall be entitled to perquisites including an appropriate office, secretarial and clerical staff, and fringe benefits accorded generally to executive officers of Employer pursuant to their policies, as well as to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by Executive in the course of Executive's duties.

7. Employment Benefit Plans.

            a. Executive, Executive's dependents and beneficiaries, including, without limitation, any beneficiary of a joint and survivor annuity or other optional method of payment applicable to the payment of benefits under the defined benefit or other pension plans of Employer, or any successor plans, shall be entitled to all payments and benefits and service credit for benefits during the Period of Employment to which officers of Employer, their dependents, and beneficiaries are entitled as the result of their employment under the terms of employee benefit plans and practices of Employer. Executive, and Executive's dependents, shall also be entitled to participate in, be covered by and receive benefits under, Employer's long-term disability, medical, dental, health, welfare, accidental death and dismemberment, and life insurance plans, other present or equivalent successor plans and practices of Employer, for which officers, their dependents, and beneficiaries are eligible, if any, and its 401(k) Plan. Executive, his spouse and his dependents shall also be entitled to all payments or other benefits under any such plan or practice subsequent to the Period of Employment as a result of participation in such plan or practice during the Period of Employment, as provided in such plans.

            b. Nothing in this Agreement shall preclude Employer from amending or terminating any employee benefit plan or practice.


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8. Stock Options.

            Group shall grant to Executive options (the "Options") to purchase 250,000 shares of the Group's common stock, par value $.01 per share. The Options shall be granted under the Group's Amended and Restated Stock Option Plan (the "Stock Option Plan"), to be adopted by Group, a copy of which has been provided to Executive and shall be of the type designated as "Exit Options" under the Stock Option Plan. The Options shall be subject to the terms and conditions of the Stock Option Plan.

9. Effect of Death.

            If Executive dies during the Period of Employment, the legal representative of Executive shall be entitled to (i) the base salary provided for in paragraph 5(a) above for the month in which Executive's death shall have occurred and the following month plus all accrued and unpaid vacation, at the rate being paid at the time of death and (ii) a pro rata portion of any bonus which would have been payable under paragraph 5(b) above for the year in which Executive's death occurs payable on the date such bonus would otherwise have been payable. The Period of Employment shall be deemed to have ended as of the close of business on the last day of the month following the month in which death shall have occurred but without prejudice to any payments otherwise due in respect of Executive's death.

10. Effect of Disability.

            a. In the event of the Disability of Executive during the Period of Employment, Executive shall be entitled to (i) all compensation, benefits and perquisites hereunder through the effective date of his termination of employment, (ii) an amount equal to the base salary provided for in paragraph 5(a) above, at the rate being paid at the time of the commencement of Disability, for the period of such Disability plus six (6) months from the end of the period that establishes such Disability, as described in paragraph 10(c) below and (ii) a pro rata portion of any bonus which would have been payable under paragraph 5(b) above for the year in which Executive's Disability occurs payable on the date such bonus would otherwise have been payable. The Period of Employment shall be deemed to have ended as of the last day of the period that establishes Disability.

            b. The amount of any payments due under paragraph 10(a)(i) shall be reduced by any payments to which Executive may be entitled for the same period because of disability under any disability plan or insurance of Employer or as the result of workers' compensation or non-occupational disability payments.

            c. The term "Disability", as used in this Agreement, shall mean an illness or accident occurring during the Period of Employment which prevents Executive from performing Executive's duties under this Agreement for a period in excess of 270 days (whether or not consecutive) or 180 consecutive days, as the case may be, in any twelve-month period during the Period of Employment. The Period of Employment shall be deemed to have ended as of the close of business on the last day of such period (either the 270th or 180th day, as the case may be) but without prejudice to any payments due


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Executive in respect of disability under paragraph 11(a) or otherwise due to
Executive or Executive's legal representative or beneficiary and without prejudice to continue any medical insurance coverage, subject to the terms of the plan or applicable law.

11. Provision Upon Termination

            a. Either Group or the Company may terminate the Period of Employment and Executive's employment at any time during the Period of Employment (i) for any reason upon thirty (30) days' written notice to Executive and (ii) immediately for Cause, as defined in paragraph 12(c) below. Executive may terminate his employment hereunder at any time during the Period of Employment upon sixty (60) days' written notice to the Company. If Executive's employment is terminated by either party, Employer shall pay Executive all compensation, benefits and perquisites accrued hereunder through the effective date of his termination of employment.

            b. For the purpose of paragraph 11(a) above and any other provision of this Agreement, termination of Executive's employment shall be deemed to have been for "Cause" only (i) if termination of Executive's employment shall have been the result of an act or acts of fraud, theft, or embezzlement on the part of Executive which, if convicted, would constitute a felony, or (ii) if termination of Executive's employment results from Executive's refusal to perform the duties appropriate to Executive's position or a material breach by Executive of Paragraphs 13, 14 or 15 of this Agreement and Executive has been given written notice by the Board with respect to such refusal or such material breach and Executive continues to refuse unreasonably the performance of the duties specified or to materially breach the provisions of Paragraphs 13, 14 or 15 of this Agreement.

12. Resignation.

            If Executive's employment hereunder terminates (except due to his death), Executive agrees to resign effective immediately upon termination of the Period of Employment all positions as an officer or director of Group or the Company. If Executive fails to deliver such resignation, the Boards of Directors of Employer may deem Executive to have resigned pursuant to this paragraph 12 effective upon the termination of his employment.

13. Non-Disclosure.

            Executive shall not at any time after the date hereof divulge, provide, or make assessable to anyone, other than in connection with the business of the Company, any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, materials, devises, materials, devices or ideas or other know-how, whether patentable or not, with respect to any confidential or secret aspects of the Company's business (including without limitation customer lists, supplier lists and pricing arrangements with customers or suppliers or any similar lists, arrangements or understandings, marketing plans, sales plans, manufacturing plans, management organization information, data and other information relating to members of the Board of Directors of Group and the Company, management and GSCP), operating


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policies or manuals, business plans, financial records, packaging designs or other financial, commercial, business or technical information relating to the Employer or any of their subsidiaries or information designated as confidential or proprietary that the Employer or any of their subsidiaries may receive belonging to suppliers, customers or others who do business with the Employer or any of their subsidiaries (collectively, "Confidential Information"); provided, however, that Executive may disclose such information (i) at the request of any governmental regulatory authority or in connection with an examination of Executive by any such authority, (ii) pursuant to subpoena or other court process, (iii) when required to do so in accordance with the provisions of any applicable law or regulation, or (iv) if such information has otherwise been made generally available to the public other than by reason of Executive's breach of this paragraph 13. Upon the expiration of the Period of Employment or upon termination of Executive's employment, Executive or his legal representative shall promptly deliver to the Company all property relating to the business of the Company, including all Confidential Information, and all copies thereof that are in the possession or control of Executive.

14. Inventions.

            Executive shall promptly disclose to the Company all processes, trademarks, inventions, improvements and discoveries related to the business of the Company (collectively, "Developments") conceived or developed by him or with others during the Period of Employment, if such Developments were conceived or developed during the Company's business hours or through the use of the Company's resources. All such Developments shall be the sole and exclusive property of the Company. Executive, upon the request of and at the Company's expense, shall assist the Company in obtaining patents thereon and execute all documents and other instruments necessary or proper to obtain letters patent and to vest the Company with full title thereto.

15. Post-Employment Activities

            a. Covenant Not to Compete. Following termination of Executive's employment by the Company or Group for Cause or by Executive for any reason, Executive shall not compete, directly or indirectly, in any area of the continental United States, with the business conducted by the Company or any of its subsidiaries, whether as an employee, director, agent, principal, stockholder or limited partner owning more than 5% of any class of securities or equity of a corporation, association or partnership, or by maintaining any other type of interest in or affiliation with or providing any assistance whatsoever to, any other person, firm, corporation or entity in any business located or doing business within the continental United States which at the time of Executive's affiliation therewith is in direct competition with any facet of the business then being conducted by the Company or any of its subsidiaries, for a one-year period beginning on the date of Executive's departure and terminating on the first anniversary of the date of his departure (the "Non-Compete Period").

            b. Non-Solicitation of Employees. During (i) Executive's employment with the Company or any of its subsidiaries or Affiliates and (ii) for a two-year period beginning on the date of Executive's departure and terminating on the second anniversary of the date of


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his departure, Executive shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or any of its subsidiaries, unless such person shall have ceased to be employed by such entity for a period of at least six months.

            c. Non-Solicitation of Customers and Suppliers. During (i) Executive's employment with the Company or Group and (ii) the Non-Compete Period, Executive shall not, directly or indirectly, interfere with the business relationship of the Company or any of its subsidiaries, with any customer or supplier, or prospective customer or supplier, with respect to which Executive has had access to Confidential Information or with which Executive dealt in connection with Executive's duties for Group, the Company or any of its subsidiaries.

            d. Injunctive Relief with Respect to Covenants. Executive acknowledges that irreparable damage would result to Group and the Company if the provisions of paragraphs 13, 14 and 15(a) through (c) were not specifically enforced, and agrees that Group and the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, a restraining order or other equitable relief (without the requirement to post bond) with respect to any failure of Executive to comply with the provisions of such sections.

            e. Severability; Reformation. In the event that one or more of the provisions of this paragraph 15 shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any provision of paragraph 13 or 15(a) through (c) is not enforceable in accordance with its terms, such paragraph shall be reformed to make such paragraph enforceable in a manner which provides the Company or any of its subsidiaries the maximum rights permitted at law.

            f. Waiver. Waiver by Group, the Company or any of its subsidiaries of any breach or default by Executive of any of the terms of paragraphs 13, 14 or 15(a) through (c) shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of paragraph 13, 14 or 15(a) through (c) shall be implied from any course of dealing between the Company or any of its subsidiaries and Executive or from any failure by the Company or any of its subsidiaries to assert its rights hereunder on any occasion or series of occasions.

16. Insurance.

            The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Executive, and Executive agrees to submit to usual and customary medical examination and otherwise to cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.


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17. Notices.

            All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been given if delivered in person or by courier, the date delivered, and if sent by telegraph, telex, facsimile transmission, the date sent, or if mailed by registered or certified mail, postage prepaid, the date mailed, if sent, delivered or mailed to the parties at the following addresses:

            If to Executive:

            Ned C. Jackson
            34 Beethoven Drive
            Wilmington, Delaware 19804

            If to the Employer:

            Telex Communications, Inc.
            9600 Aldrich Avenue S.
            Minneapolis, MN 55420
            Attention: General Counsel

            With a copy to:

            Greenwich Street Capital Partners, Inc.
            388 Greenwich Street, 36th Floor
            New York, N.Y. 10013
            Attention: Keith W. Abell

            Any party may, by written notice to the other, change the address to which notices to such party are to be delivered, sent or mailed.

18. No Trust Created.

            Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust fund of any kind. Any funds which may be set aside or provided for in this Agreement shall continue for all purposes to be a part of the general funds of Employer and no person other than Employer shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from Employer under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Employer.

19. Successor In Interest.

            This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of Employer by merger or


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consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of Employer, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

20. Full Discharge of Company Obligations.

            The amounts payable to Executive pursuant to paragraph 9, 10 and 11 following termination of his employment shall be in full and complete satisfaction of Executive's rights under this Agreement but shall not affect Executive's rights under any other agreement with Group or the Company. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Employer shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Employer and their subsidiaries.

21. Arbitration of Disputes.

            The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration in New York, New York by a single arbitrator under the American Arbitration Association's Commercial Arbitration Rules then obtaining and in accordance with the substantive laws of the State of New York. If the parties cannot agree upon an arbitrator out of the panel, then for the sole purpose of selecting an arbitrator, each party (the Company and Group shall be considered collectively one party) shall choose its own independent representative and those independent representatives shall in turn choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The parties severally recognize and consent to the jurisdiction over each of them by the courts of the State of New York. The legal expenses of Executive shall be reimbursed to Executive if an award is rendered in favor of Executive.

22. Governing Laws.

            This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

23. Entire Agreement.

            This Agreement shall constitute the entire agreement between the parties superseding all prior agreements, and may not be modified or amended and no waiver shall be effective unless by written document signed by both parties hereto; provided, however, that any increase in base salary, as provided in paragraph 5 hereof, shall become an


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amendment to this Agreement when approved by the Board of Directors of the
Company and recorded in the approved minutes of such meeting.

            IN WITNESS WHEREOF, the parties execute this Employment Agreement as of the date first above written.

EXECUTIVE:                              TELEX COMMUNICATIONS
                                        GROUP, INC.


/s/ Ned Jackson                         By: /s/ Keith Abell
----------------------------------         -------------------------------------
    Ned Jackson                             Keith Abell


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                                                                         Annex A

                    Calendar Year Consolidated EBITDA Targets

Year         Consolidated EBITDA
----         -------------------
2000              86,900,000

2001              98,400,000

2002             109,700,000